Consent of Independent Registered Public Accounting Firm

I consent to the incorporation by reference in this Form S-1/A of my audit report dated March 30, 2017 relative to the financial statements of Milost International Inc. as of February 28, 2017 and the related statements of operations, stockholder equity and cash flows for the year then ended. I also consent to the reference to the firm under the caption "Experts" in such Registration Statement (Form S-1/A).

/s/ M&K CPAS, PLLC

www.mkacpas.com

Houston, Texas

December 29, 2017